FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. WILL PURCHASE SECOND ADULT NIGHTCLUB IN DALLAS, TEXAS

HOUSTON – (May 13, 2008) – Rick’s Cabaret International, Inc. (NASDAQ/GM: RICK), premium operator of upscale gentlemen’s clubs, said today it has signed an agreement to buy a second Dallas adult nightclub, Platinum Club II, which it will re-brand as an upscale Club Onyx catering to African-American gentlemen.

Rick’s Cabaret will pay $1.5 million for the Platinum Club II at 2051 Northwest Highway, just off busy I35-Stemmons Freeway. The company will also acquire the accompanying real estate at a cost of $6 million, paying $1.5 million at closing and financing the balance.

Platinum Club II was recently converted to an Urban Club format. Based on post-conversion operating data, Rick’s Cabaret estimates the club will add approximately $4 to $5 million in annual revenue, with earnings before income tax, depreciation and amortization (EBITDA) well within the company’s current range for acquisitions. This transaction was not included in guidance the company issued in its May 8th earnings conference call.

“Platinum II has made a good start with its new Urban Gentlemen’s format and we believe that adding the Club Onyx brand will only further that success,” said Eric Langan, President and CEO of Rick’s Cabaret. “The price we are paying is well within our target of acquiring clubs in the three to five times EBITDA range, plus it has strategic value as it gives us a total of three venues  in the Dallas-Ft. Worth market. This improves management efficiency and gives us important marketing strength and purchasing power.”

Closing on the transaction is scheduled within 45 days and is subject to certain closing conditions, including but not limited to Rick’s Cabaret obtaining adequate financing, issuance by the City of Dallas of the necessary permit to conduct an adult entertainment business, other required approvals by relevant regulatory authorities, and other conditions consistent with transactions of this type.

Earlier this year Rick’s Cabaret purchased the former Executive Club in Dallas, which has been rebranded as a Rick’s Cabaret and will have a three-day Grand Opening celebration June 12-14, with a Due Diligence Ball for the investment community the evening of June 12th. New Orleans Nights in Ft. Worth was acquired in 2007 and has also been rebranded as Rick’s Cabaret. The company owns and operates three Club Onyx nightclubs in Houston and Charlotte, which have an avid clientele of professional athletes, musicians and business executives.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com <http://www.ricks.com/>.

Contact:  Allan Priaulx, 212-338-0050, ir@ricks.com